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                                                                     EXHIBIT 2.1

                         AGREEMENT AND PLAN OF MERGER

                                       OF

                    SECURITY CAPITAL (ATLANTIC) INCORPORATED
                             (a Nevada corporation)

                                      AND

                   SCG REALTY SERVICES ATLANTIC INCORPORATED
                            (a Delaware corporation)

                                 WITH AND INTO

               SECURITY CAPITAL ATLANTIC MANAGEMENT INCORPORATED
                            (a Delaware corporation)


                         DATED AS OF SEPTEMBER 9, 1997



     THIS AGREEMENT AND PLAN OF MERGER is made by and between Security Capital (Atlantic) Incorporated, a Nevada corporation ("SCAI"), SCG Realty Services Atlantic Incorporated, a Delaware corporation ("SCGR", and together with SCAI the "Merging Corporations"), and Security Capital Atlantic Management Incorporated, a Delaware corporation (the "Surviving Corporation").

     WHEREAS, each of the Merging Corporations and the Surviving Corporation desires that the Merging Corporations be merged pursuant to Sections 251 and 252 of the Delaware General Corporation Law ("DGCL") and Section 92A.100 of the Nevada Business Corporation Act (the "Nevada Act") with and into the Surviving Corporation, which shall be the surviving corporation and which shall continue its existence under the name "SCG Realty Services Atlantic Incorporated" (the "Mergers"); and

     WHEREAS, the shareholders of each of the Merging Corporations and the Surviving Corporation have approved the entering into and the execution of this Agreement and Plan of Merger.

     NOW THEREFORE:

     1. Effective Time. As used in this Agreement and Plan of Merger, the term "Effective Time" shall mean the date and time of the later to occur of (i) the filing with the

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office of the Secretary of State of the State of Delaware of the certificate of merger with respect to the Mergers (a form of which is attached hereto as Exhibit A) and (ii) the filing with the office of the Secretary of State of the State of Nevada of the articles of merger with respect to the Mergers (a form of which is attached hereto as Exhibit B).

     2. The Parties to the Mergers. The name, address and place of organization and governing law of each of the Merging Corporations and the Surviving Corporation are as follows:


          NAME                  ORGANIZATION         ADDRESS
          ----                  ------------         -------

SCG Realty Services Atlantic                    Six Piedmont Center
Incorporated                      Delaware      Atlanta, Georgia 30305

Security Capital (Atlantic)                     Six Piedmont Center
Incorporated                      Nevada        Atlanta, Georgia 30305

Security Capital Atlantic                       Six Piedmont Center
Management Incorporated           Delaware      Atlanta, Georgia 30305


     3. The Mergers. At the Effective Time, each of the Merging Corporations shall be merged with and into the Surviving Corporation, which shall continue to be governed by the laws of the State of Delaware and which shall continue its existence under the name "SCG Realty Services Atlantic Incorporated," and the separate legal existence of each of the Merging Corporations shall thereupon cease.

     4.   Certificate of Incorporation and Bylaws.  At the Effective Time,
Article 1 of the certificate of incorporation of the Surviving Corporation, as in full force and effect immediately prior to the Effective Time (the "Charter"), shall be amended to read in its entirety as follows and such Charter, as so amended, shall become the Charter of the Surviving Corporation:

      "1. The name of the Corporation is SCG Realty Services Atlantic Incorporated."

The Bylaws of the Surviving Corporation, as in full force and effect immediately prior to the Effective Time (the "Bylaws"), shall continue to be the bylaws of the Surviving Corporation and thereafter may be amended as provided in the Charter or Bylaws or by law. This Agreement and Plan of Merger shall effect no other amendments or changes whatsoever to the Charter and the Bylaws.

     5. Terms and Conditions of the Mergers. At the Effective Time, the issued shares of common stock of SCAI shall automatically and without further action by any of the parties hereto be converted into 2,030,474 common shares of beneficial interest, par value

                                       2
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$.01 per share ("ATLANTIC Common Shares"), of Security Capital Atlantic
Incorporated, a Maryland corporation. At the Effective Time, the issued shares of common stock of SCGR shall automatically and without further action by any of the parties hereto be converted into 276,117 ATLANTIC Common Shares. At the Effective Time, each right, option or warrant to acquire a share of common stock of either of the Merging Corporations shall automatically be canceled. At the Effective Time, each issued share of common stock of the Surviving Corporation outstanding immediately prior to the Effective Time shall automatically and without further action by any of the parties remain an issued and outstanding share of common stock of the Surviving Corporation.

     6. Effect of the Mergers. At the Effective Time, the separate existence of each of the Merging Corporations shall cease in accordance with the provisions of the DGCL and the Nevada Act. From and after the Effective Time, except as may be limited by applicable law, the Surviving Corporation shall succeed to all of the leases, licenses, property, rights, privileges and powers of whatever nature and description and shall be subject to all of the debts, liabilities and obligations of each of the Merging Corporations without further action by any of the parties hereto, and will continue to be governed by the laws of the State of Delaware, including the DGCL.

     7. Further Assurances and Authorization. Each of the Merging Corporations and the Surviving Corporation shall execute and deliver such further instruments and do or cause to be done such further acts as may be necessary to effectuate and confirm the Mergers. The Board of Directors and the officers of each of the Merging Corporations and the Surviving Corporation, respectively, are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file, and/or record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement and Plan of Merger.

     8. Counterparts. This Agreement and Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original but all such counterparts shall together constitute one and the same Agreement and Plan of Merger.

                                       3
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     IN WITNESS WHEREOF, the undersigned have executed this Agreement and Plan of Merger as of the date first above written.


                                 SECURITY CAPITAL (ATLANTIC) INCORPORATED

                                 By: /s/ CONSTANCE B. MOORE
                                     -------------------------------------------
                                         Constance B. Moore
                                         Co-Chairman and Chief Operating Officer


                                 SCG REALTY SERVICES ATLANTIC INCORPORATED

                                 By: /s/ PATRICK WHELAN
                                     -------------------------------------------
                                         Patrick Whelan
                                         President


                                 SECURITY CAPITAL ATLANTIC MANAGEMENT
                                 INCORPORATED

                                 By: /s/ CONSTANCE B. MOORE
                                     -------------------------------------------
                                         Constance B. Moore
                                         Co-Chairman and Chief Operating Officer